Exhibit 99.1

Liberty Global Reports Second Quarter 2018 Results
Record Q2 Virgin Media rebased revenue growth and subscriber additions
Q2 continuing operations operating income up 31.0% year-over-year to $263.9 million
Q2 continuing operations rebased OCF growth of 3.3%, led by Belgium
Reconfirming all 2018 guidance
Denver, Colorado: August 8, 2018
Liberty Global plc today announced its three months ("Q2") and six months ("YTD" or "H1") 2018 financial results. Our operations in Germany, Austria, Hungary, Romania and the Czech Republic (collectively, the "Discontinued European Operations") and the former LiLAC Group have been accounted for as discontinued operations. Unless otherwise indicated, the information in this release relates only to our continuing operations. As used in this release, the term "Full Company" includes our continuing operations and the Discontinued European Operations. For additional information, including the reasons that we present selected information on a Full Company basis, see note 1. In addition, on January 1, 2018, we adopted new revenue recognition rules on a prospective basis and a new presentation of certain components of our pension expense on a retrospective basis. All information in this release is presented on a comparable basis with respect to both of these accounting changes. For additional information concerning our discontinued operations and these accounting changes, see notes 2 and 3.
CEO Mike Fries stated, "Our second quarter results were underpinned by continued momentum at Virgin Media, which generated record Q2 rebased[4] revenue and subscriber growth, delivering a 4.1% top-line increase while adding 112,000 net RGU additions. Enhanced broadband speeds and the continued roll out of our V6 set top box helped deliver a substantial increase in our triple-play acquisitions, improved growth on our existing footprint and increased ARPU. Our other operations delivered mixed results, with Germany achieving a solid performance, offset by challenging competitive markets in Switzerland and Belgium.

Continuing Operations
Q2 Revenue & YoY Growth[4]
$3.0bn +2.7%
Q2 OCF & YoY Growth[4]
$1.3bn +3.3%
Full Company[1]
Q2 Revenue & YoY Growth[4]
$4.0bn +3.1%
Q2 OCF & YoY Growth[4]
$1.9bn +3.7%
NASDAQ: LBTYA | LBTYB | LBTYK

2018 Guidance[5]	Rebased OCF Growth	P&E Additions	New Build & Upgrade	Adjusted Free Cash Flow
Continuing Operations	~4%	$4.0 BN	$0.8 BN	Not provided
Full Company	~5%	$5.1 BN	$1.2 BN	$1.6 BN

                                                            "We recently announced several management changes that highlight our commitment to putting the best and brightest in critical positions. Enrique Rodriguez was named our Chief Technology Officer. Enrique brings a wealth of C-level experience to the table and we’re excited to tap his deep industry and technical knowledge. At Virgin Media, we announced the appointment of Lutz Schüler as Chief Operating Officer. Over the past eight years, Lutz has guided Unitymedia in Germany to unprecedented success, and we couldn't be happier to keep him in the Liberty family. Finally, we announced the appointments of Severina Pascu as CEO of UPC Switzerland and Eric Tveter as Chairman of our Swiss business and CEO of our operations in Eastern Europe.

                                                               Last week, we announced the closing of the sale of UPC Austria for over $2 billion or ~11x OCF, generating net proceeds of approximately $1.1 billion after taking into account the repayment of debt that we attribute to UPC Austria. These net proceeds will be used to increase our share repurchase program by $500 million and to repay additional debt across select credit pools of Liberty Global. With respect to the Vodafone deal announced back in May, we continue to target a mid-2019 closing.
                                                                           At June 30, 2018, our continuing operations had an average debt tenor[6] of more than seven years, a fully-swapped borrowing cost of 4.0% and a liquidity[7] position in excess of $3 billion. During Q2 we significantly ramped our share repurchase activity and bought back nearly $800 million of stock."

Contacts

Investor Relations

Matt Coates +44 20 8483 6333

John Rea +1 303 220 4238

Stefan Halters +1 303 784 4528

Corporate Communications

Bill Myers +1 303 220 6686

Matt Beake +44 20 8483 6428

Corporate Website

www.libertyglobal.com

About Liberty Global

Liberty Global (NASDAQ: LBTYA, LBTYB and LBTYK) is the world’s largest international TV and broadband company, with operations in 10 European countries under the consumer brands Virgin Media, Unitymedia, Telenet and UPC. We invest in the infrastructure and digital platforms that empower our customers to make the most of the video, internet and communications revolution. Our substantial scale and commitment to innovation enable us to develop market-leading products delivered through next-generation networks that connect 21 million customers subscribing to 45 million TV, broadband internet and telephony services. We also serve 6 million mobile subscribers and offer WiFi service through 12 million access points across our footprint.*

In addition, Liberty Global owns 50% of VodafoneZiggo, a joint venture in the Netherlands with 4 million customers subscribing to 10 million fixed-line and 5 million mobile services, as well as significant investments in ITV, All3Media, ITI Neovision, Casa Systems, LionsGate, the Formula E racing series and several regional sports networks.

* The figures included in this paragraph include both our continuing and discontinued operations, adjusted for our July 31, 2018 sale of UPC Austria

YTD and Q2 Highlights (on a continuing operations basis unless otherwise noted)
•YTD and Q2 rebased revenue up 2.7% in each period
◦Q2 residential cable revenue8 of $2.0 billion decreased 1.8% year-over-year
◦Q2 residential mobile revenue8 increased 7.1% year-over-year to $0.4 billion
◦Q2 B2B9 revenue8 increased 8.0% year-over-year to $0.5 billion
•YTD operating income decreased 6.7% year-over-year
◦Q2 operating income grew 31.0% year-over-year
•YTD rebased OCF growth was 2.8% to $2.6 billion, including 3.3% growth in Q2
◦YTD results supported by strong performances in Belgium and Virgin Media
•RGU additions of 17,000 in H1 2018, including 43,000 in Q2
•Built over 150,000 new premises in Q2
◦Virgin Media delivered 118,00010 new premises in the U.K. & Ireland
•Solid balance sheet with $3.5 billion of liquidity before considering the net proceeds received from our disposition of UPC Austria
•Net leverage11 of 4.9x for the Full Company
•Fully-swapped borrowing cost of 4.0%
•Completed sale of UPC Austria to T-Mobile Austria in July

Liberty Global (continuing operations unless otherwise noted)	Q2 2018	YoY Growth(i)	YTD 2018	YoY Growth/(Decline)(i)

Subscribers
Organic RGU Net Additions[12]	42,900	14.4%	17,400	(89.3%)

Financial (in USD millions)
Revenue
Continuing operations	$3,045.1	2.7%	$6,139.6	2.7%
Full Company		3.1%		3.6%
OCF:
Continuing operations	$1,309.8	3.3%	$2,581.6	2.8%
Full Company		3.7%		4.2%
Operating income	$263.9	31.0%	$384.3	(6.7%)

Adjusted FCF:
Continuing operations	$(131.1)		$(1,127.9)
Pro forma continuing operations(ii)	$(81.1)		$(991.8)
Full Company	$214.8		$(410.3)
Cash provided by operating activities	$1,464.9		$2,142.9
Cash used by investing activities	$(389.1)		$(896.3)
Cash used by financing activities	$(1,387.6)		$(3,037.5)

(i)	Revenue and OCF YoY growth rates are on a rebased basis.

(ii)
Pro forma Adjusted FCF gives pro forma effect to certain increases in our recurring cash flows that we expect to realize following the disposition of the Discontinued European Operations. For additional details, see the information and reconciliation included within the Glossary.

Subscriber Growth

	Three months ended		Six months ended
	June 30,		June 30,
	2018	2017	2018	2017

Organic RGU net additions (losses) by product
Video	(11,500)	(16,200)	(72,600)	(26,200)
Data	22,000	44,800	52,700	138,900
Voice	32,400	8,900	37,300	50,500
Total	42,900	37,500	17,400	163,200

Organic RGU net additions (losses) by market
U.K./Ireland	112,200	78,100	157,100	236,100
Belgium	(8,400)	(15,300)	(29,900)	(27,300)
Switzerland	(53,800)	6,100	(97,500)	(2,800)
Continuing CEE (Poland, Slovakia and DTH)	(7,100)	(31,400)	(12,300)	(42,800)
Total	42,900	37,500	17,400	163,200

Organic Mobile SIM additions (losses) by product
Postpaid	90,600	89,200	194,200	173,700
Prepaid	(36,400)	(92,900)	(85,800)	(165,900)
Total	54,200	(3,700)	108,400	7,800

Organic Mobile SIM additions (losses) by market
U.K./Ireland	20,700	(7,500)	45,900	(4,100)
Belgium	26,100	(3,100)	48,400	400
Other	7,400	6,900	14,100	11,500
Total	54,200	(3,700)	108,400	7,800

•
Cable Product Performance: During Q2 we added 43,000 RGUs, a 14.4% improvement over the prior-year period, mainly driven by improved volumes in all regions except for Switzerland. On the fixed product side, data showed a year-over-year decrease, while video adds were largely in-line. Telephony net adds increased year-over-year

•
U.K./Ireland: Record Q2 RGU additions of 112,000 were higher than the prior year, with a larger contribution from both new build areas and our existing footprint. This was driven by our core offers in the U.K. focused on triple-play bundles, which included a doubling of broadband speeds combined with our cutting-edge V6 set-top box

•
Belgium: RGU attrition of 8,000 in Q2 was primarily due to continued intensified competition. Our converged quad-play package additions continued to grow, as we gained 18,000 new "WIGO" subscribers during Q2

•	Switzerland: Lost 54,000 RGUs in Q2, compared to a gain of 6,000 in Q2 2017, primarily due to heightened competition

•	Continuing CEE (Poland, Slovakia and DTH): Lost 7,000 RGUs in Q2, as compared to a loss of 31,000 in the prior-year period

•
Next-Generation Video Penetration (including Horizon TV, Horizon-Lite, TiVo, Virgin TV V6 and Yelo TV): Added 158,000 subscribers to our advanced platforms in Q2 and reached 6.7 million or 77% of our total cable video base (excluding DTH) by the end of the quarter

•
WiFi Connect Box: Deployments of our latest WiFi Connect box increased by over 360,000 in Q2, ending the quarter with an installed base of nearly 5.1 million or 55% of broadband subscribers across our continuing operations

•	Mobile: Added 54,000 mobile subscribers in Q2, as 91,000 postpaid additions were partially offset by continued attrition in our low-ARPU prepaid base

◦
Belgium added 29,000 mobile subscribers during Q2, a strong year-over-year improvement, as the prior-year period was negatively impacted by the regulated prepaid registration process and its related churn

◦
U.K./Ireland added 21,000 mobile subscribers in Q2 as postpaid growth was partially offset by low-ARPU prepaid losses. The penetration of 4G at Virgin Media increased to 68% of our postpaid base at the end of Q2 and 36% of our U.K. mobile base has been migrated to our full MVNO platform, which went live in Q4 2017

◦	Switzerland mobile subscriber additions were in-line year-over-year with 8,000 mobile subscriber additions in Q2, driven by continued penetration of mobile in the fixed customer base

Revenue Highlights
The following table presents (i) revenue of each of our consolidated reportable segments for the comparative periods and (ii) the percentage change from period to period on both a reported and rebased basis:

	Three months ended		Increase/(decrease)		Six months ended		Increase/(decrease)
	June 30,				June 30,
Revenue	2018	2017[3]	%	Rebased %	2018	2017[3]	%	Rebased %
	in millions, except % amounts

Continuing operations:
U.K./Ireland	$1,734.9	$1,563.8	10.9	4.1	$3,513.1	$3,066.3	14.6	4.7
Belgium	753.9	684.8	10.1	(1.0)	1,513.5	1,344.8	12.5	(1.1)
Switzerland	332.2	338.7	(1.9)	(1.9)	677.1	669.0	1.2	(1.6)
Continuing CEE	152.9	141.8	7.8	0.3	313.4	276.3	13.4	0.7
Central and Corporate	72.0	42.7	68.6	59.3	123.8	83.5	48.3	31.8
Intersegment eliminations	(0.8)	(0.9)	N.M.	N.M.	(1.3)	(4.0)	N.M.	N.M.
Total continuing operations	$3,045.1	$2,770.9	9.9	2.7	$6,139.6	$5,435.9	12.9	2.7

Discontinued European Operations(i):
Germany				4.5				7.3
Austria				4.4				3.5
Discontinued CEE				4.1				5.7

Full Company				3.1				3.6
N.M. - Not Meaningful
(i) For information concerning our discontinued operations, see note 2.

•	Reported revenue for the three and six months ended June 30, 2018, increased 9.9% and 12.9% year-over-year, respectively

◦
These results were primarily driven by the impact of (i) positive foreign exchange ("FX") movements, mainly related to the strengthening of the British Pound and Euro against the U.S. dollar, and (ii) organic revenue growth

•	Rebased revenue grew 2.7% in each of the Q2 and H1 2018 periods. The result in the YTD period included:

◦	A $5.6 million headwind from the expected recovery of VAT paid in prior periods with respect to copyright fees in Belgium, which benefited revenue in H1 2017

◦	A $6.4 million headwind from the release of unclaimed customer credits in Switzerland in H1 2017

◦	The unfavorable $3.9 million impact due to the reversal during the first quarter of 2018 of revenue in Switzerland that was recognized during prior-year periods

•	Our residential cable business reported a rebased revenue decline of 1.8% in Q2 and grew 0.4% in H1 2018

•	Our B2B business (including SOHO and non-subscription revenue) reported rebased revenue growth of 8.0% in Q2 and 7.9% in H1 2018

•	Our residential mobile business (including interconnect and handset sales) posted 7.1% rebased revenue growth in Q2 and 6.9% in H1 2018
Q2 2018 Rebased Revenue Growth - Segment Highlights

•
U.K./Ireland: Rebased revenue growth of 4.1% in Q2 reflects (i) 2.5% growth in our residential cable business supported by subscriber growth and accelerating cable ARPU, (ii) 16.1% rebased growth in residential mobile revenue (including interconnect and mobile handset revenue), reflecting higher revenue from mobile handset sales that was partially offset by lower mobile subscription revenue, and (iii) 2.7% rebased revenue growth in our B2B business, driven by continued growth in the SOHO segment

•	Belgium: Rebased revenue decline of 1.0% in Q2 was mainly driven by the net effect of (i) growth in B2B revenue, (ii) lower residential cable revenue and (iii) lower mobile revenue

•
Switzerland: Rebased revenue declined 1.9% in Q2, primarily due to the net effect of (i) lower residential cable subscription revenue, which was driven primarily by competitive pressures, (ii) an increase in B2B revenue, (iii) higher mobile revenue and (iv) higher revenue from the distribution of MySports channels

•	Continuing CEE (Poland, Slovakia and DTH): Rebased revenue growth of 0.3% in Q2 due to the net effect of (i) growth in our B2B business and (ii) lower residential cable revenue

•	Central and Corporate: Rebased revenue increased 59.3% in Q2 due largely to the low-margin sale of customer premises equipment to the VodafoneZiggo JV, which began in the second quarter of 2018
Operating Income

•
Operating income of $263.9 million and $201.3 million in Q2 2018 and Q2 2017, respectively, representing an increase of 31.0% year-over-year. For the six months ended June 30, 2018, our operating income of $384.3 million million reflects a decrease of 6.7% as compared to $412.0 million in H1 2017

•
The increase in operating income in the QTD period primarily resulted from higher OCF, as further described below, partially offset by increases in depreciation and amortization. The decrease in operating income in the YTD period primarily resulted from higher OCF that was more than offset by increases in depreciation and amortization and impairment, restructuring and other operating items, net

Operating Cash Flow Highlights
The following table presents (i) OCF of each of our consolidated reportable segments for the comparative periods, and (ii) the percentage change from period to period on both a reported and rebased basis:

	Three months ended		Increase/(decrease)		Six months ended		Increase/(decrease)
	June 30,				June 30,
OCF	2018	2017[3]	%	Rebased %	2018	2017[3]	%	Rebased %
	in millions, except % amounts

Continuing operations:
U.K./Ireland	$763.6	$701.0	8.9	2.4	$1,526.2	$1,343.9	13.6	3.9
Belgium	383.7	316.7	21.2	9.0	741.3	613.2	20.9	5.8
Switzerland	189.0	212.4	(11.0)	(11.0)	375.5	416.1	(9.8)	(12.3)
Continuing CEE	67.9	64.8	4.8	(2.5)	139.8	123.1	13.6	0.8
Central and Corporate	(83.6)	(98.7)	15.3	21.9	(182.7)	(191.7)	4.7	13.0
Intersegment eliminations	(10.8)	(8.4)	N.M.	N.M.	(18.5)	(16.2)	N.M.	N.M.
Total continuing operations	$1,309.8	$1,187.8	10.3	3.3	$2,581.6	$2,288.4	12.8	2.8

OCF margin - continuing operations	43.0%	42.9%			42.0%	42.1%

Discontinued European Operations(i):
Germany				4.3				8.0
Austria				3.5				2.9
Discontinued CEE				9.1				8.9

Full Company				3.7				4.2
N.M. - Not Meaningful

(i)	For information concerning our discontinued operations, see note 2.

•	Reported OCF for the three and six months ended June 30, 2018, increased 10.3% and 12.8% year-over-year, respectively

◦	This result was primarily driven by (i) the aforementioned positive impact of FX movements and (ii) organic OCF growth

•	Rebased OCF growth of 3.3% in Q2 and 2.8% in H1 2018 included:

◦	The net unfavorable impact on our revenue of certain items, as discussed in the "Revenue Highlights" section above

◦
Higher costs of $23.8 million in U.K./Ireland during both 2018 periods resulting from the net impact of credits recorded during the second quarter of 2017 ($28.8 million) and the second quarter of 2018 ($5.0 million) in connection with a telecommunications operator's agreement to compensate Virgin Media and other communications providers for certain prior-period contractual breaches related to network charges

◦
Unfavorable network tax increases of $4.6 million and $13.0 million, respectively, following an April 1, 2017 increase in the rateable value of our existing U.K. networks, which is being phased in over a five-year period to 2021

◦
Favorable impacts of $12.7 million and $19.4 million, respectively, due to the expected settlement of a portion of our 2018 annual incentive compensation with Liberty Global ordinary shares through a shareholding incentive program that was implemented in 2018

◦	An unfavorable $6.4 million increase in costs during the 2018 periods due to the reassessment of an accrual in the U.K.

•	As compared to the prior-year period, our Q2 and H1 2018 OCF margins were up 10 and down 10 basis points, respectively, to 43.0% and 42.0%
Q2 2018 Rebased Operating Cash Flow Growth - Segment Highlights

•
U.K./Ireland: Rebased OCF growth of 2.4% was negatively impacted by the aforementioned increase in U.K. costs relating to compensation for prior period contractual breaches related to network charges, the reassessment of an accrual and higher network taxes. Aside from these items, rebased OCF growth resulted from the net effect of (i) increased revenue, (ii) higher handset costs and (iii) lower marketing costs

•
Belgium: Rebased OCF growth of 9.0%, largely driven by the net effect of (i) lower direct costs as a result of the migration of subscribers to our own mobile network and (ii) the aforementioned revenue decrease

•
Switzerland: Rebased OCF decline of 11.0% in Q2, due to the aforementioned revenue decline, an increase in interconnect costs and an increase in expenses associated with the MySports Platform that was launched in Q3 2017

•
Continuing CEE (Poland, Slovakia and DTH): Rebased OCF declined 2.5%, driven by the net effect of (i) the aforementioned revenue trend and (ii) the accrual of $2.6 million of additional costs during the second quarter of 2018 following the reassessment of an operational contingency

Net Earnings (Loss) Attributable to Liberty Global Shareholders

•
Net earnings was $912.6 million for the three months ended June 30, 2018, as compared to a net loss of $683.2 million for the prior-year period. On a YTD basis, our net loss was $273.9 million and $1,009.7 million during the 2018 and 2017 periods, respectively

Leverage and Liquidity

•	Total capital leases and principal amount of third-party debt: $31.8 billion for continuing operations

•	Leverage ratios[11]: At June 30, 2018, our adjusted gross and net leverage ratios for the Full Company were 5.0x and 4.9x, respectively.

•	Average debt tenor : Over 7 years, with ~72% not due until 2024 or thereafter for continuing operations

•	Borrowing costs: Blended fully-swapped borrowing cost of our third-party debt was 4.0% for continuing operations

•	Liquidity: $3.5 billion, including (i) $0.9 billion of cash at June 30, 2018 and (ii) aggregate unused borrowing capacity[13] under our credit facilities of $2.6 billion, for our continuing operations

Forward-Looking Statements and Disclaimer
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements with respect to our strategies, future growth prospects and opportunities; expectations with respect to our OCF growth, our Adjusted FCF, our new build and upgrade and our P&E additions, each on a continuing operations and full company basis; expectations with respect to the development, enhancement and deployment of our innovative and advanced products and services; the anticipated closing of the Vodafone transaction; expectations with respect to the use of proceeds from the sale of UPC Austria; expectations regarding our share buyback program; the expected settlement of a portion of our 2018 annual incentive compensation with Liberty Global ordinary shares; the strength of our balance sheet and tenor of our third-party debt; and other information and statements that are not historical fact. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include events that are outside of our control, such as the continued use by subscribers and potential subscribers of our and our affiliates’ services and their willingness to upgrade to our more advanced offerings; our and our affiliates’ ability to meet challenges from competition, to manage rapid technological change or to maintain or increase rates to subscribers or to pass through increased costs to subscribers; the effects of changes in laws or regulation; general economic factors; our and our affiliates’ ability to obtain regulatory approval and satisfy regulatory conditions associated with acquisitions and dispositions; our and affiliates’ ability to successfully acquire and integrate new businesses and realize anticipated efficiencies from acquired businesses; the availability of attractive programming for our and our affiliates’ video services and the costs associated with such programming; our and our affiliates’ ability to achieve forecasted financial and operating targets; the outcome of any pending or threatened litigation; the ability of our operating companies and affiliates to access cash of their respective subsidiaries; the impact of our operating companies' and affiliates’ future financial performance, or market conditions generally, on the availability, terms and deployment of capital; fluctuations in currency exchange and interest rates; the ability of suppliers and vendors (including our third-party wireless network providers under our MVNO arrangements) to timely deliver quality products, equipment, software, services and access; our and our affiliates’ ability to adequately forecast and plan future network requirements including the costs and benefits associated with network expansions; and other factors detailed from time to time in our filings with the Securities and Exchange Commission, including our most recently filed Forms 10-K and 10-Q. These forward-looking statements speak only as of the date of this release. We expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

Balance Sheets, Statements of Operations and Statements of Cash Flows
The condensed consolidated balance sheets, statements of operations and statements of cash flows of Liberty Global are in our 10-Q.

Rebase Information
For purposes of calculating rebased growth rates on a comparable basis for all businesses that we owned during 2018, we have adjusted our historical revenue and OCF for the three and six months ended June 30, 2017 to (i) include the pre-acquisition revenue and OCF of entities acquired during 2018 and 2017 in our rebased amounts for the three and six months ended June 30, 2017 to the same extent that the revenue and OCF of these entities are included in our results for the three and six months ended June 30, 2018, (ii) include revenue and certain operating and SG&A expenses associated with the framework services agreement with the VodafoneZiggo JV to reflect amounts equal to the framework services agreement amounts included in our results for the three and six months ended June 30, 2018, (iii) exclude the revenue and OCF of entities disposed of during 2017, (iv) include revenue for the temporary elements of the Split-off Agreements with Liberty Latin America as if the Split-off Agreements had been in place at the beginning of 2017, (v) reflect the January 1, 2018 adoption of the new revenue recognition standard (ASU 2014-09, Revenue from Contracts with Customers) as if such adoption had occurred on January 1, 2017 and (vi) reflect the translation of our rebased amounts for the three and six months ended June 30, 2017 at the applicable average foreign currency exchange rates that were used to translate our results for the three and six months ended June 30, 2018. We have reflected the revenue and OCF of these acquired entities in our 2017 rebased amounts based on what we believe to be the most reliable information that is currently available to us (generally pre-acquisition financial statements), as adjusted for the estimated effects of (a) any significant differences between U.S. GAAP and local generally accepted accounting principles, (b) any significant effects of acquisition accounting adjustments, (c) any significant differences between our accounting policies and those of the acquired entities and (d) other items we deem appropriate. We do not adjust pre-acquisition periods to eliminate nonrecurring items or to give retroactive effect to any changes in estimates that might be implemented during post-acquisition periods. As we did not own or operate the acquired businesses during the pre-acquisition periods, no assurance can be given that we have identified all adjustments necessary to present the revenue and OCF of these entities on a basis that is comparable to the corresponding post-acquisition amounts that are included in our historical results or that the pre-acquisition financial statements we have relied upon do not contain undetected errors. The adjustments reflected in our rebased amounts have not been prepared with a view towards complying with Article 11 of Regulation S-X. In addition, the rebased growth percentages are not necessarily indicative of the revenue and OCF that would have occurred if these transactions had occurred on the dates assumed for purposes of calculating our rebased amounts or the revenue and OCF that will occur in the future. The rebased growth percentages have been presented as a basis for assessing growth rates on a comparable basis, and are not presented as a measure of our pro forma financial performance.

The following table provides adjustments made to the 2017 amounts to derive our rebased growth rates:

	Revenue		OCF
	Three months ended June 30,	Six months ended June 30,	Three months ended June 30,	Six months ended June 30,
	2017	2017	2017	2017
	in millions
Continuing operations:
Acquisitions	$23.6	$40.9	$9.8	$19.5
Revenue Recognition (ASU 2014-09)	(4.0)	(8.8)	(7.6)	(13.4)
Dispositions(i)	(6.4)	(15.0)	(2.6)	(7.1)
Foreign Currency	175.6	516.2	72.4	211.7
Total increase	$188.8	$533.3	$72.0	$210.7

Discontinued European Operations:
Revenue Recognition (ASU 2014-09)	$(4.9)	$(9.9)	$(3.2)	$(5.1)
Foreign Currency	74.3	206.6	43.7	119.2
Total increase	$69.4	$196.7	$40.5	$114.1

Full Company:
Acquisitions	$23.6	$40.9	$9.8	$19.5
Revenue Recognition (ASU 2014-09)	(8.9)	(18.7)	(10.8)	(18.5)
Dispositions(i)	(6.4)	(15.0)	(2.6)	(7.1)
Foreign Currency	249.9	722.8	116.1	330.9
Total increase	$258.2	$730.0	$112.5	$324.8

(i)
Includes rebase adjustments related to agreements to provide transitional and other services to the VodafoneZiggo JV and Liberty Latin America. These adjustments result in an equal amount of fees in both the 2018 and 2017 periods for those services that are deemed to be temporary in nature. The net amount of these adjustments resulted in decreases in both revenue and OCF of $0.8 million for the three months ended June 30, 2017 and decreases in revenue and OCF of $1.7 million and $1.5 million, respectively, for the six months ended June 30, 2017.

Summary of Debt, Capital Lease Obligations & Cash and Cash Equivalents
The following table(i) details the U.S. dollar equivalent balances of the outstanding principal amount of our continuing operations debt, capital lease obligations and cash and cash equivalents at June 30, 2018:

		Capital	Debt & Capital	Cash
		Lease	Lease	and Cash
	Debt(ii), (iii)	Obligations	Obligations	Equivalents
	in millions
Liberty Global and unrestricted subsidiaries	$2,170.9	$57.1	$2,228.0	$670.6
Virgin Media(iv)	16,824.8	73.5	16,898.3	38.2
UPC Holding	6,980.1	80.6	7,060.7	5.9
Telenet	5,320.5	461.6	5,782.1	147.7
Total	$31,296.3	$672.8	$31,969.1	$862.4
______________________________

(i)	Except as otherwise indicated, the amounts reported in the table include the named entity and its subsidiaries.

(ii)	Debt amounts for UPC Holding and Telenet include notes issued by special purpose entities that are consolidated by the respective subsidiary.

(iii)
Debt amounts for UPC Holding include those amounts that are not a direct obligation of the entities to be disposed within the UPC Holding borrowing group. Certain of these obligations have been or are expected to be repaid with portions of the proceeds from the disposition of UPC Austria and the Vodafone Disposal Group.

(iv)
The Virgin Media borrowing group includes certain subsidiaries of Virgin Media, but excludes the parent entity, Virgin Media Inc. The cash and cash equivalents amount includes cash and cash equivalents held by the Virgin Media borrowing group, but excludes cash and cash equivalents held by Virgin Media Inc. This amount is included in the amount shown for Liberty Global and unrestricted subsidiaries.

Property and Equipment Additions and Capital Expenditures
The tables below highlight the categories of the property and equipment additions for the indicated periods and reconcile those additions to the capital expenditures that are presented in the condensed consolidated statements of cash flows in our 10-Q.

	Three months ended June 30,
	2018	2017	2018	2017	2018	2017
	Continuing operations		Discontinued European Operations		Full Company
	in millions, except % amounts
Customer premises equipment	$242.3	$218.0	$58.0	$86.2	$300.3	$304.2
New Build & Upgrade	190.4	233.4	73.9	72.1	264.3	305.5
Capacity	84.9	139.8	33.7	23.2	118.6	163.0
Baseline	190.7	153.0	48.1	47.9	238.8	200.9
Product & Enablers	156.6	209.0	31.1	21.2	187.7	230.2
Total P&E Additions	864.9	953.2	$244.8	$250.6	$1,109.7	$1,203.8
Reconciliation of P&E Additions to capital expenditures:
Assets acquired under capital-related vendor financing arrangements(i)	(551.6)	(605.0)
Assets acquired under capital leases	(22.6)	(71.3)
Changes in current liabilities related to capital expenditures	21.1	(19.3)
Total capital expenditures, net(ii)	$311.8	$257.6

Capital expenditures, net:
Third-party payments	$343.7	$358.5
Proceeds received for transfers to related parties(iii)	(31.9)	(100.9)
Total capital expenditures, net	$311.8	$257.6

P&E Additions as % of revenue[3]	28.4%	34.4%

	Six months ended June 30,
	2018	2017	2018	2017	2018	2017
	Continuing operations		Discontinued European Operations		Full Company
	in millions, except % amounts
Customer premises equipment	$539.9	$440.9	$136.7	$159.3	$676.6	$600.2
New Build & Upgrade	378.4	364.6	148.8	130.7	527.2	495.3
Capacity	211.4	239.6	60.1	40.0	271.5	279.6
Product & Enablers	364.4	318.4	59.2	37.5	423.6	355.9
Baseline	356.3	268.2	105.5	89.0	461.8	357.2
Total P&E Additions	1,850.4	1,631.7	$510.3	$456.5	$2,360.7	$2,088.2
Reconciliation of P&E Additions to capital expenditures:
Assets acquired under capital-related vendor financing arrangements(i)	(1,187.9)	(1,164.1)
Assets acquired under capital leases	(46.5)	(97.9)
Changes in current liabilities related to capital expenditures	181.8	218.3
Total capital expenditures, net(ii)	$797.8	$588.0

Capital expenditures, net:
Third-party payments	$855.1	$782.9
Proceeds received for transfers to related parties(iii)	(57.3)	(194.9)
Total capital expenditures, net	$797.8	$588.0

P&E Additions as % of revenue[3]	30.1%	30.0%
______________________________

(i)
Amounts exclude related VAT of $88 million and $94 million during the three months ended June 30, 2018 and 2017, respectively, and $186 million and $184 million during the six months ended June 30, 2018 and 2017, respectively, that were also financed by our vendors under these arrangements.

(ii)
The capital expenditures that we report in our consolidated statements of cash flows do not include amounts that are financed under vendor financing or capital lease arrangements. Instead, these expenditures are reflected as non-cash additions to our property and equipment when the underlying assets are delivered, and as repayments of debt when the related principal is repaid.

(iii)	Primarily relates to transfers of centrally-procured property and equipment to our discontinued operations and the VodafoneZiggo JV.

ARPU per Cable Customer Relationship
The following table provides ARPU per cable customer relationship for the indicated periods:

	Three months ended June 30,		%	Rebased
	2018	2017[3]	Change	% Change

Liberty Global	$58.73	$54.58	7.6%	1.0%
U.K. & Ireland (Virgin Media)	£51.11	£50.29	1.6%	1.6%
Belgium (Telenet)	€55.15	€55.04	0.2%	0.6%
UPC	€30.83	€33.39	(7.7%)	(2.4%)

Mobile ARPU

The following tables provide ARPU per mobile subscriber for the indicated periods:

	ARPU per Mobile Subscriber
	Three months ended June 30,		%	Rebased
	2018	2017[3]	Change	% Change
Liberty Global:
Including interconnect revenue	$18.88	$19.15	(1.4%)	(3.5%)
Excluding interconnect revenue	$15.08	$15.36	(1.8%)	(4.5%)

	Consolidated Operating Data — June 30, 2018
				Video
	Homes Passed	Two-way Homes Passed	Cable Customer Relationships	Basic Video Subscribers(i)	Enhanced Video Subscribers	DTH Subscribers	Total Video	Internet Subscribers(ii)	Telephony Subscribers(iii)	Total RGUs	Total Mobile Subscribers(iv)

Continuing operations:
U.K.	14,229,900	14,218,100	5,473,200	—	3,888,400	—	3,888,400	5,166,500	4,486,100	13,541,000	3,034,400
Belgium	3,333,300	3,333,300	2,159,200	220,200	1,783,000	—	2,003,200	1,679,400	1,295,500	4,978,100	2,724,900
Switzerland(v)	2,302,500	2,302,500	1,168,500	469,200	665,300	—	1,134,500	725,100	530,400	2,390,000	129,400
Ireland	903,500	869,800	435,100	10,700	260,100	—	270,800	371,100	352,500	994,400	64,200
Poland	3,408,400	3,351,900	1,430,200	180,600	1,029,300	—	1,209,900	1,147,800	636,800	2,994,500	3,500
Slovakia	609,200	594,400	192,800	26,700	140,200	—	166,900	133,300	81,100	381,300	—
DTH	—	—	778,300	—	—	778,300	778,300	10,900	10,900	800,100	—
Total continuing operations	24,786,800	24,670,000	11,637,300	907,400	7,766,300	778,300	9,452,000	9,234,100	7,393,300	26,079,400	5,956,400

Discontinued European Operations:
Germany	13,037,900	12,959,500	7,164,600	4,665,400	1,640,400	—	6,305,800	3,541,000	3,311,400	13,158,200	292,900
Austria	1,420,300	1,420,300	657,400	92,600	359,200	—	451,800	524,900	472,600	1,449,300	81,200
Romania	3,137,400	3,097,600	978,400	245,800	685,800	—	931,600	589,800	557,300	2,078,700	—
Hungary	1,807,300	1,789,800	853,200	77,400	610,300	—	687,700	680,300	652,700	2,020,700	99,000
Czech Republic	1,537,100	1,517,300	615,800	174,000	360,400	—	534,400	501,400	178,800	1,214,600	—
Total Discontinued European Operations	20,940,000	20,784,500	10,269,400	5,255,200	3,656,100	—	8,911,300	5,837,400	5,172,800	19,921,500	473,100

	Subscriber Variance Table - June 30, 2018 vs March 31, 2018
				Video
	Homes Passed	Two-way Homes Passed	Cable Customer Relationships	Basic Video Subscribers(i)	Enhanced Video Subscribers	DTH Subscribers	Total Video	Internet Subscribers(ii)	Telephony Subscribers(iii)	Total RGUs	Total Mobile Subscribers(iv)

Continuing operations:
U.K.	142,600	142,600	20,600	—	48,400	—	48,400	31,000	40,100	119,500	16,400
Belgium	7,000	7,000	(15,600)	(12,900)	4,000	—	(8,900)	3,200	(2,700)	(8,400)	(101,200)
Switzerland(v)	12,100	12,100	(37,000)	(26,800)	(8,800)	—	(35,600)	(13,100)	(5,100)	(53,800)	7,700
Ireland	7,100	7,800	(3,100)	(3,000)	—	—	(3,000)	(1,500)	(2,800)	(7,300)	4,300
Poland	33,200	33,400	(2,400)	(2,900)	2,600	—	(300)	2,600	2,800	5,100	(300)
Slovakia	2,800	2,700	(2,100)	400	(1,300)	—	(900)	(200)	100	(1,000)	—
DTH	—	—	(11,200)	—	—	(11,200)	(11,200)	—	—	(11,200)	—
Total continuing operations	204,800	205,600	(50,800)	(45,200)	44,900	(11,200)	(11,500)	22,000	32,400	42,900	(73,100)

Discontinued European Operations:
Germany	33,400	34,000	6,400	(11,500)	(2,700)	—	(14,200)	38,200	37,100	61,100	(11,000)
Austria	5,400	5,400	1,300	400	(4,100)	—	(3,700)	3,600	6,500	6,400	8,400
Romania	17,300	20,400	(3,000)	(9,100)	5,600	—	(3,500)	2,600	9,500	8,600	—
Hungary	10,400	10,400	3,700	(6,200)	8,600	—	2,400	6,700	12,000	21,100	5,100
Czech Republic	4,800	4,900	(1,600)	(900)	2,500	—	1,600	600	5,700	7,900	—
Total Discontinued European Operations	71,300	75,100	6,800	(27,300)	9,900	—	(17,400)	51,700	70,800	105,100	2,500

	Subscriber Variance Table - June 30, 2018 vs March 31, 2018
				Video
	Homes Passed	Two-way Homes Passed	Cable Customer Relationships	Basic Video Subscribers(i)	Enhanced Video Subscribers	DTH Subscribers	Total Video	Internet Subscribers(ii)	Telephony Subscribers(iii)	Total RGUs	Total Mobile Subscribers(iv)

Organic Change Summary:
U.K.	142,600	142,600	20,600	—	48,400	—	48,400	31,000	40,100	119,500	16,400
Belgium	7,000	7,000	(15,600)	(12,900)	4,000	—	(8,900)	3,200	(2,700)	(8,400)	26,100
Other Europe	55,200	56,000	(55,800)	(32,300)	(7,500)	(11,200)	(51,000)	(12,200)	(5,000)	(68,200)	11,700
Total Organic Change	204,800	205,600	(50,800)	(45,200)	44,900	(11,200)	(11,500)	22,000	32,400	42,900	54,200

Q2 2018 Adjustments:
Q2 2018 Belgium Adjustment	—	—	—	—	—	—	—	—	—	—	(127,300)
Net Adds (Reductions)	204,800	205,600	(50,800)	(45,200)	44,900	(11,200)	(11,500)	22,000	32,400	42,900	(73,100)

Footnotes for Consolidated Operating Data and Subscriber Variance Tables

(i)	We have approximately 197,000 “lifeline” customers that are counted on a per connection basis, representing the least expensive regulated tier of video cable service, with only a few channels.

(ii)
Our Internet Subscribers exclude 36,200 digital subscriber line (“DSL”) subscribers within Austria that are not serviced over our networks. Our Internet Subscribers do not include customers that receive services from dial-up connections. In Switzerland, we offer a 2 Mbps internet service to our Basic and Enhanced Video Subscribers without an incremental recurring fee. Our Internet Subscribers in Switzerland include 79,400 subscribers who have requested and received this service.

(iii)
Our Telephony Subscribers exclude 28,300 subscribers within Austria that are not serviced over our networks. In Switzerland, we offer a basic phone service to our Basic and Enhanced Video Subscribers without an incremental recurring fee. Our Telephony Subscribers in Switzerland include 141,200 subscribers who have requested and received this service.

(iv)
In a number of countries, our mobile subscribers receive mobile services pursuant to prepaid contracts. As of June 30, 2018, our mobile subscriber count included 501,000 and 442,700 prepaid mobile subscribers in Belgium and the U.K., respectively.

(v)
Pursuant to service agreements, Switzerland offers enhanced video, broadband internet and telephony services over networks owned by third-party cable operators (“partner networks”). A partner network RGU is only recognized if there is a direct billing relationship with the customer. At June 30, 2018, Switzerland’s partner networks account for 129,000 Cable Customer Relationships, 301,100 RGUs, which include 108,200 Enhanced Video Subscribers, 110,100 Internet Subscribers, and 82,800 Telephony Subscribers. Subscribers to enhanced video services provided by partner networks receive basic video services from the partner networks as opposed to our operations. Due to the fact that we do not own these partner networks, we do not report homes passed for Switzerland’s partner networks.

Additional General Notes to Tables:

Most of our broadband communications subsidiaries provide telephony, broadband internet, data, video or other B2B services. Certain of our B2B revenue is derived from SOHO subscribers that pay a premium price to receive enhanced service levels along with video, internet or telephony services that are the same or similar to the mass marketed products offered to our residential subscribers. All mass marketed products provided to SOHOs, whether or not accompanied by enhanced service levels and/or premium prices, are included in the respective RGU and customer counts of our broadband communications operations, with only those services provided at premium prices considered to be “SOHO RGUs” or “SOHO customers.” To the extent our existing customers upgrade from a residential product offering to a SOHO product offering, the number of SOHO RGUs or SOHO customers will increase, but there is no impact to our total RGU or customer counts. With the exception of our B2B SOHO subscribers, we generally do not count customers of B2B services as customers or RGUs for external reporting purposes.

In Germany, homes passed reflect the footprint and two-way homes passed reflect the technological capability of our network up to the street cabinet, with drops from the street cabinet to the building generally added, and in-home wiring generally upgraded, on an as needed or success-based basis. In Belgium, Telenet leases a portion of its network under a long-term capital lease arrangement. These tables include operating statistics for Telenet's owned and leased networks.

While we take appropriate steps to ensure that subscriber statistics are presented on a consistent and accurate basis at any given balance sheet date, the variability from country to country in (i) the nature and pricing of products and services, (ii) the distribution platform, (iii) billing systems, (iv) bad debt collection experience and (v) other factors add complexity to the subscriber counting process. We periodically review our subscriber counting policies and underlying systems to improve the accuracy and consistency of the data reported on a prospective basis. Accordingly, we may from time to time make appropriate adjustments to our subscriber statistics based on those reviews.

Subscriber information for acquired entities is preliminary and subject to adjustment until we have completed our review of such information and determined that it is presented in accordance with our policies.

Footnotes

[1]
The term "Full Company" includes our continuing operations and our the Discontinued European Operations, which is the basis (i) on which analyst consensus estimates for our key performance indicators are currently derived and on which we originally provided our 2018 guidance for OCF, Adjusted FCF and Property and Equipment Additions and (ii) that we use to calculate our respective leverage ratios for debt covenant compliance purposes. We present revenue, OCF, Adjusted FCF and Property and Equipment Additions on a Full Company basis in order to allow readers to track our performance against analyst consensus estimates and our original 2018 guidance, as applicable. We plan to provide Full Company information with respect to our original 2018 guidance in our third and fourth quarter 2018 earnings releases so that investors can continue to track our progress against this guidance.

[2]
On December 29, 2017, the former LiLAC Group was split-off into a separate public company, and on May 9, 2018, we agreed to sell our operations in Germany, Hungary, Romania and the Czech Republic. Previously we had agreed to sell our operations in Austria and this transaction was completed on July 31, 2018. As a result of the foregoing, the former LiLAC Group and our operations in Germany, Austria, Hungary, Romania and the Czech Republic have all been accounted for as discontinued operations in our June 30, 2018 Form 10-Q (“10-Q”). Unless otherwise indicated, the information in this release relates only to our continuing operations. For a summary of selected quarterly information of our continuing and discontinued operations, as adjusted to give pro forma effect to the adoption of ASU 2014-09 and retrospective effect to the adoption of ASU 2017-07 (as further discussed below in note 3), see the Appendix. For additional information regarding our discontinued operations, see note 4 to the condensed consolidated financial statements included in our 10-Q.

[3]
Effective January 1, 2018, we adopted Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers (“ASU 2014-09”), on a prospective basis. All applicable 2017 amounts in this release are presented on a pro forma basis that gives effect to the adoption of ASU 2014-09 as if such adoption had occurred on January 1, 2017. In addition, on January 1, 2018, we adopted ASU No. 2017-07, Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost (“ASU 2017-07”) on a retrospective basis. Accordingly, the operating income and OCF amounts for the 2017 periods in this release have been retrospectively revised to reflect the impact of ASU 2017-07. For a summary of selected quarterly information of our continuing and discontinued operations, as adjusted to give pro forma effect to the adoption of ASU 2014-09 and retrospective effect to the adoption of ASU 2017-07, see the Appendix. For additional information regarding these accounting changes, see note 2 to the condensed consolidated financial statements included in our 10-Q.

[4]
The indicated growth rates are rebased for acquisitions, dispositions, FX and other items that impact the comparability of our year-over-year results. Please see Rebase Information for information on rebased growth.

[5]	Based on FX rates as of February 13, 2018. New build and upgrade spend excludes related CPE.

[6]	For purposes of calculating our average tenor, total third-party debt excludes vendor financing.

[7]	Liquidity refers to cash and cash equivalents plus the maximum undrawn commitments under subsidiary borrowing facilities, without regard to covenant compliance calculations.

[8]
Includes subscription and non-subscription revenue. For additional information regarding how we define our revenue categories, see note 16 to the condensed consolidated financial statements included in our 10-Q.

[9]	Total B2B includes subscription (SOHO) and non-subscription revenue. B2B and SOHO growth rates include upsell from our residential businesses.

[10]
During the first six months of 2018, we have recognized in Virgin Media's program–to–date totals a further 8,100 premises where construction was completed in prior periods, but serviceability was confirmed during 2018. These 8,100 premises have been included in our Q2 Project Lightning build number, in addition to the 109,800 premises constructed in Q2.

[11]
Consistent with how we calculate our leverage ratios under our debt agreements, we calculate our debt ratios on a Full Company basis, with the gross and net debt ratios defined as total debt and net debt, respectively, divided by annualized OCF of the latest quarter. Net debt is defined as total debt less cash and cash equivalents. For purposes of these calculations, debt is measured using swapped foreign currency rates, consistent with the covenant calculation requirements of our subsidiary debt agreements, and excludes the loans backed or secured by the shares we hold in ITV plc, Sumitomo Corporation and Lions Gate Entertainment Corp. We have not presented leverage ratios on a continuing operations basis as we believe that such a presentation would overstate our leverage and would not be representative of the actual leverage ratios that we will report once all dispositions are completed. This is due to the fact that our continuing operations exclude all of the OCF of the entities to be disposed but include a portion of the debt that we expect to repay with the proceeds from such dispositions. For additional information, see the details of our pro forma Adjusted FCF within the Glossary and note 4 to the condensed consolidated financial statements included in our 10-Q.

[12]
Organic figures exclude RGUs of acquired entities at the date of acquisition and other nonorganic adjustments, but include the impact of changes in RGUs from the date of acquisition. All subscriber/RGU additions or losses refer to net organic changes, unless otherwise noted.

[13]
Our aggregate unused borrowing capacity of $2.6 billion represents the maximum undrawn commitments under the applicable facilities of our continuing operations without regard to covenant compliance calculations. Upon completion of the relevant June 30, 2018 compliance reporting requirements for our credit facilities, and assuming no further changes from quarter-end borrowing levels, we anticipate that the borrowing capacity of our continuing operations would be $2.3 billion.

Glossary

Adjusted Free Cash Flow (FCF): net cash provided by our operating activities, plus (i) cash payments for third-party costs directly associated with successful and unsuccessful acquisitions and dispositions and (ii) expenses financed by an intermediary, less (a) capital expenditures, as reported in our condensed consolidated statements of cash flows, (b) principal payments on amounts financed by vendors and intermediaries and (c) principal payments on capital leases (exclusive of the portions of the network lease in Belgium and the duct leases in Germany that we assumed in connection with certain acquisitions), with each item excluding any cash provided or used by our discontinued operations. We believe that our presentation of Adjusted Free Cash Flow provides useful information to our investors because this measure can be used to gauge our ability to service debt and fund new investment opportunities. Adjusted Free Cash Flow should not be understood to represent our ability to fund discretionary amounts, as we have various mandatory and contractual obligations, including debt repayments, which are not deducted to arrive at this amount. Investors should view Adjusted Free Cash Flow as a supplement to, and not a substitute for, U.S. GAAP measures of liquidity included in our condensed consolidated statements of cash flows.

The following table provides a reconciliation of our net cash provided by operating activities from continuing operations to Adjusted Free Cash Flow for the indicated periods. In addition, in order to provide information regarding the changes to our Adjusted Free Cash Flow that we expect will occur following the sale of the Discontinued European Operations, we also present Adjusted Free Cash Flow on a pro forma basis for three and six months ended June 30, 2018 as if the sale of the Discontinued European Operations had been completed on January 1, 2018.

	Three months ended June 30,
	2018	2017(i)	2018	2017(i)	2018	2017(i)
	Continuing operations		Discontinued European Operations		Full Company
	in millions

Net cash provided by operating activities of our continuing operations	$1,464.9	$1,085.1	$520.9	$423.4	$1,985.8	$1,508.5
Cash payments for direct acquisition and disposition costs	3.2	4.2	—	—	3.2	4.2
Expenses financed by an intermediary(ii)	409.1	314.0	77.8	32.8	486.9	346.8
Capital expenditures, net	(311.8)	(258.0)	(121.2)	(186.2)	(433.0)	(444.2)
Principal payments on amounts financed by vendors and intermediaries	(1,675.3)	(984.5)	(130.1)	(82.6)	(1,805.4)	(1,067.1)
Principal payments on certain capital leases	(21.2)	(22.3)	(1.5)	(1.0)	(22.7)	(23.3)
Adjusted FCF	(131.1)	$138.5	$345.9	$186.4	$214.8	$324.9

Pro forma adjustments for sale of the Discontinued European Operations related to:
Interest and derivative payments(iii)	(0.5)
Transition services agreements(iv)	50.5
Pro forma Adjusted FCF(v)	$(81.1)

	Six months ended June 30,
	2018	2017(i)	2018	2017(i)	2018	2017(i)
	Continuing operations		Discontinued European Operations		Full company
	in millions

Net cash provided by operating activities of our continuing operations	$2,142.9	$1,558.4	$1,122.2	$854.5	$3,265.1	$2,412.9
Cash payments for direct acquisition and disposition costs	4.8	6.0	—	—	4.8	6.0
Expenses financed by an intermediary(ii)	916.4	577.2	128.3	67.4	1,044.7	644.6
Capital expenditures, net	(797.8)	(588.0)	(281.2)	(356.6)	(1,079.0)	(944.6)
Principal payments on amounts financed by vendors and intermediaries	(3,353.3)	(1,944.4)	(248.9)	(136.9)	(3,602.2)	(2,081.3)
Principal payments on certain capital leases	(40.9)	(41.8)	(2.8)	(1.9)	(43.7)	(43.7)
Adjusted FCF	(1,127.9)	$(432.6)	$717.6	$426.5	$(410.3)	$(6.1)

Pro forma adjustments for sale of Discontinued European Operations related to:
Interest and derivative payments(iii)	33.6
Transition services agreements(iv)	102.5
Pro forma Adjusted FCF(v)	$(991.8)
_______________

(i)	Adjusted free cash flow for the three and six months ended June 30, 2017 has been restated to reflect our January 1, 2018 adoption of ASU 2016-18, Restricted Cash.

(ii)
For purposes of our condensed consolidated statements of cash flows, expenses financed by an intermediary are treated as hypothetical operating cash outflows and hypothetical financing cash inflows when the expenses are incurred. When we pay the financing intermediary, we record financing cash outflows in our condensed consolidated statements of cash flows. For purposes of our Adjusted Free Cash Flow definition, we add back the hypothetical operating cash outflow when these financed expenses are incurred and deduct the financing cash outflows when we pay the financing intermediary.

(iii)
No debt, interest or derivative instruments of the UPC Holding borrowing group, other than amounts that are direct obligations of the entities to be disposed, was allocated to discontinued operations in the condensed consolidated financial statements that are included in our 10-Q. Notwithstanding the foregoing, we expect to use proceeds from the disposition of the Vodafone Disposal Group and have used proceeds from the July 31, 2018 sale of UPC Austria to repay debt of the UPC Holding borrowing group to the extent necessary to maintain a leverage ratio that is approximately four to five times UPC Holding's Covenant EBITDA. As a result, this pro forma adjustment represents the estimated interest and related derivative payments that would not have been made by UPC Holding if the sale of the Discontinued European Operations had been completed on January 1, 2018. These estimated payments are calculated based on the Discontinued European Operation's pro rata share of UPC Holding's OCF and the weighted average interest rate of the UPC Holding borrowing group at June 30, 2018. Although we believe that these estimated payments represent a reasonable estimate of the reduction in annual interest and related derivative payments that will occur as a result of the sale of the Discontinued European Operations, no assurance can be given that the actual debt repayments will result in reductions equivalent to the amounts presented. No pro forma adjustments are required with respect to Unitymedia's interest and derivative payments as substantially all of Unitymedia’s debt and related derivative instruments are direct obligations of entities within the Vodafone Disposal Group. As a result, the interest and related derivative payments associated with such debt and derivative instruments of Unitymedia are included in discontinued operations.

(iv)
Represents our preliminary estimate of the net cash flows that we would have received from transition services agreements if the sale of the Discontinued European Operations had occurred on January 1, 2018. The estimated net cash flows are based on the estimated revenue that we expect to recognize from our transition services agreements during the first 12 months following the completion of the sale of the Discontinued European Operations, less the estimated incremental costs that we expect to incur to provide such transition services.

(v)
Represents the Adjusted FCF that we estimate would have resulted if the sale of the Discontinued European Operations had been completed on January 1, 2018. Actual amounts may differ from the amounts assumed for purposes of this pro forma calculation.

ARPU: Average Revenue Per Unit is the average monthly subscription revenue per average cable customer relationship or mobile subscriber, as applicable. Following the adoption of ASU 2014-09, subscription revenue excludes interconnect fees, channel carriage fees, mobile handset sales and late fees, but includes the amortization of installation fees. Prior to the adoption of ASU 2014-09, installation fees were excluded from subscription revenue. ARPU per average cable customer relationship is calculated by dividing the average monthly subscription revenue from residential cable and SOHO services by the average number of cable customer relationships for the period. ARPU per average mobile subscriber is calculated by dividing residential mobile and SOHO revenue for the indicated period by the average number of mobile subscribers for the period. Unless otherwise indicated, ARPU per cable customer relationship or mobile subscriber is not adjusted for currency impacts. ARPU per RGU refers to average monthly revenue per average RGU, which is calculated by dividing the average monthly subscription revenue from residential and SOHO services for the indicated period, by the average number of the applicable RGUs for the period. Unless otherwise noted, ARPU in this release is considered to be ARPU per average cable customer relationship or mobile subscriber, as applicable. Cable customer relationships, mobile subscribers and RGUs of entities acquired during the period are normalized. In addition, for purposes of calculating the percentage change in ARPU on a rebased basis, we adjust the prior-year subscription revenue, cable customer relationships, mobile subscribers and RGUs, as applicable, to reflect acquisitions, dispositions, FX and the January 1, 2018 adoption of the new revenue recognition standard (ASU 2014-09, Revenue from Contracts with Customers) on a comparable basis with the current year, consistent with how we calculate our rebased growth for revenue and OCF, as further described in the body of this release.

ARPU per Mobile Subscriber: Our ARPU per mobile subscriber calculation that excludes interconnect revenue refers to the average monthly mobile subscription revenue per average mobile subscriber and is calculated by dividing the average monthly mobile subscription revenue (excluding handset sales and late fees) for the indicated period, by the average of the opening and closing balances of mobile subscribers in service for the period. Our ARPU per mobile subscriber calculation that includes interconnect revenue increases the numerator in the above-described calculation by the amount of mobile interconnect revenue during the period.

Basic Video Subscriber: a home, residential multiple dwelling unit or commercial unit that receives our video service over our broadband network either via an analog video signal or via a digital video signal without subscribing to any recurring monthly service that requires the use of encryption-enabling technology. Encryption-enabling technology includes smart cards, or other integrated or virtual technologies that we use to provide our enhanced service offerings. We count RGUs on a unique premises basis. In other words, a subscriber with multiple outlets in one premises is counted as one RGU and a subscriber with two homes and a subscription to our video service at each home is counted as two RGUs.

Blended fully-swapped debt borrowing cost: the weighted average interest rate on our aggregate variable- and fixed-rate indebtedness (excluding capital leases and including vendor financing obligations), including the effects of derivative instruments, original issue premiums or discounts and commitment fees, but excluding the impact of financing costs.

B2B: Business-to-Business.

Cable Customer Relationships: the number of customers who receive at least one of our video, internet or telephony services that we count as RGUs, without regard to which or to how many services they subscribe. Cable Customer Relationships generally are counted on a unique premises basis. Accordingly, if an individual receives our services in two premises (e.g., a primary home and a vacation home), that individual generally will count as two Cable Customer Relationships. We exclude mobile-only customers from Cable Customer Relationships.

Customer Churn: the rate at which customers relinquish their subscriptions. The annual rolling average basis is calculated by dividing the number of disconnects during the preceding 12 months by the average number of customer relationships. For the purpose of computing churn, a disconnect is deemed to have occurred if the customer no longer receives any level of service from us and is required to return our equipment. A partial product downgrade, typically used to encourage customers to pay an outstanding bill and avoid complete service disconnection, is not considered to be disconnected for purposes of our churn calculations. Customers who move within our cable footprint and upgrades and downgrades between services are also excluded from the disconnect figures used in the churn calculation.

DTH Subscriber: a home, residential multiple dwelling unit or commercial unit that receives our video programming broadcast directly via a geosynchronous satellite.

Enhanced Video Subscriber: a home, residential multiple dwelling unit or commercial unit that receives our video service over our broadband network or through a partner network via a digital video signal while subscribing to any recurring monthly service that requires the use of encryption-enabling technology. Enhanced Video Subscribers are counted on a unique premises basis. For example, a subscriber with one or more set-top boxes that receives our video service in one premises is generally counted as just one subscriber. An Enhanced Video Subscriber is not counted as a Basic Video Subscriber. As we migrate customers from basic to enhanced video services, we report a decrease in our Basic Video Subscribers equal to the increase in our Enhanced Video Subscribers.

Homes Passed: homes, residential multiple dwelling units or commercial units that can be connected to our networks without materially extending the distribution plant, except for DTH homes. Certain of our Homes Passed counts are based on census data that can change based on either revisions to the data or from new census results. We do not count homes passed for DTH.

Internet Subscriber: a home, residential multiple dwelling unit or commercial unit that receives internet services over our networks, or that we service through a partner network. Our Internet Subscribers do not include customers that receive services from dial-up connections.

MDU: Multiple Dwelling Unit.

Mobile Subscriber Count: the number of active SIM cards in service rather than services provided. For example, if a mobile subscriber has both a data and voice plan on a smartphone this would equate to one mobile subscriber. Alternatively, a subscriber who has a voice and data plan for a mobile handset and a data plan for a laptop would be counted as two mobile subscribers. Customers who do not pay a recurring monthly fee are excluded from our mobile telephony subscriber counts after periods of inactivity ranging from 30 to 90 days, based on industry standards within the respective country. In a number of countries, our mobile subscribers receive mobile services pursuant to prepaid contracts.

MVNO: Mobile Virtual Network Operator.

NPS: Net Promoter Score.

OCF: As used herein, OCF has the same meaning as the term "Adjusted OIBDA" that is referenced in our Form 10-Q. OCF is the primary measure used by our chief operating decision maker to evaluate segment operating performance. OCF is also a key factor that is used by our internal decision makers to (i) determine how to allocate resources to segments and (ii) evaluate the effectiveness of our management for purposes of annual and other incentive compensation plans. As we use the term, OCF is defined as operating income before depreciation and amortization, share-based compensation, provisions and provision releases related to significant litigation and impairment, restructuring and other operating items. Other operating items include (a) gains and losses on the disposition of long-lived assets, (b) third-party costs directly associated with successful and unsuccessful acquisitions and dispositions, including legal, advisory and due diligence fees, as applicable, and (c) other acquisition-related items, such as gains and losses on the settlement of contingent consideration. Our internal decision makers believe OCF is a meaningful measure because it represents a transparent view of our recurring operating performance that is unaffected by our capital structure and allows management to (1) readily view operating trends, (2) perform analytical comparisons and benchmarking between segments and (3) identify strategies to improve operating performance in the different countries in which we operate. We believe our OCF measure is useful to investors because it is one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measure may not be directly comparable to similar measures used by other public companies. OCF should be viewed as a measure of operating performance that is a supplement to, and not a substitute for, operating income, net earnings or loss, cash flow from operating activities and other U.S. GAAP measures of income or cash flows.

A reconciliation of our operating income to total OCF is presented in the following table:

	Three months ended June 30,				Six months ended June 30,
	2018		2017[3]		2018		2017[3]
	Continuing operations	Full Company	Continuing operations	Full Company	Continuing operations	Full Company	Continuing operations	Full Company
	in millions

Operating income	$263.9	$745.6	$201.3	$467.6	$384.3	$1,238.7	$412.0	$887.0
Share-based compensation expense	45.5	48.7	51.4	53.4	88.2	94.5	80.3	86.8
Depreciation and amortization	970.2	1,077.1	922.0	1,178.5	2,017.5	2,373.5	1,789.7	2,306.8
Impairment, restructuring and other operating items, net	30.2	38.9	13.1	18.2	91.6	102.5	6.4	30.0
Total OCF	$1,309.8	$1,910.3	$1,187.8	$1,717.7	$2,581.6	$3,809.2	$2,288.4	$3,310.6

OCF margin: calculated by dividing OCF by total revenue for the applicable period.

Property and equipment additions (P&E Additions): includes capital expenditures on an accrual basis, amounts financed under vendor financing or capital lease arrangements and other non-cash additions.

RGU: A Revenue Generating Unit is separately a Basic Video Subscriber, Enhanced Video Subscriber, DTH Subscriber, Internet Subscriber or Telephony Subscriber. A home, residential multiple dwelling unit, or commercial unit may contain one or more RGUs. For example, if a residential customer in our U.K. market subscribed to our enhanced video service, fixed-line telephony service and broadband internet service, the customer would constitute three RGUs. Total RGUs is the sum of Basic Video, Enhanced Video, DTH, Internet and Telephony Subscribers. RGUs generally are counted on a unique premises basis such that a given premises does not count as more than one RGU for any given service. On the other hand, if an individual receives one of our services in two premises (e.g., a primary home and a vacation home), that individual will count as two RGUs for that service. Each bundled cable, internet or telephony service is counted as a separate RGU regardless of the nature of any bundling discount or promotion. Non-paying subscribers are counted as subscribers during their free promotional service period. Some of these subscribers may choose to disconnect after their free service period. Services offered without charge on a long-term basis (e.g., VIP subscribers or free service to employees) generally are not counted as RGUs. We do not include subscriptions to mobile services in our externally reported RGU counts. In this regard, our June 30, 2018 RGU counts exclude our separately reported postpaid and prepaid mobile subscribers.

SIM: Subscriber Identification Module.

SOHO: Small or Home Office Subscribers.

Telephony Subscriber: a home, residential multiple dwelling unit or commercial unit that receives voice services over our networks, or that we service through a partner network. Telephony Subscribers exclude mobile telephony subscribers.

Two-way Homes Passed: homes passed by those sections of our networks that are technologically capable of providing two-way services, including video, internet and telephony services.

U.S. GAAP: United States Generally Accepted Accounting Principles.

YoY: Year-over-year.

Appendix
The former LiLAC Group and the Discontinued European Operations have been accounted for as discontinued operations. In addition, on January 1, 2018, we adopted ASU 2014-09 on a prospective basis and ASU 2017-07 on a retrospective basis. The following table provides a summary of selected quarterly information for our continuing operations for the past six quarters that gives pro forma effect to the adoption of ASU 2014-09 and reflects the retrospective changes of ASU 2017-07. For additional information concerning our discontinued operations and these accounting changes, see notes 2 and 4 to the condensed consolidated financial statements included in our 10-Q.

	Three months ended
Continuing operations	March 31, 2017	June 30, 2017	September 30, 2017	December 31, 2017	March 31, 2018	June 30, 2018
	in millions, except ARPU amounts
Revenue:
U.K./Ireland	$1,502.5	$1,563.8	$1,609.9	$1,709.6	$1,778.2	$1,734.9
Belgium	660.0	684.8	758.7	758.1	759.6	753.9
Switzerland	330.3	338.7	351.7	345.5	344.9	332.2
Continuing CEE	134.5	141.8	149.9	155.1	160.5	152.9
Central and Corporate and intersegment eliminations	37.7	41.8	50.0	45.2	51.3	71.2
Total revenue	$2,665.0	$2,770.9	$2,920.2	$3,013.5	$3,094.5	$3,045.1

OCF:
U.K./Ireland	$642.9	$701.0	$708.2	$805.8	$762.6	$763.6
Belgium	296.5	316.7	356.4	327.0	357.6	383.7
Switzerland	203.7	212.4	214.1	199.5	186.5	189.0
Continuing CEE	58.3	64.8	70.6	74.7	71.9	67.9
Central and Corporate and intersegment eliminations(i)	(100.8)	(107.1)	(108.8)	(107.2)	(106.8)	(94.4)
Total OCF	$1,100.6	$1,187.8	$1,240.5	$1,299.8	$1,271.8	$1,309.8

Operating income	$210.7	$201.3	$210.7	$149.4	$120.4	$263.9
Share-based compensation expense	28.9	51.4	21.5	60.4	42.7	45.5
Depreciation and amortization	867.7	922.0	953.7	1,070.5	1,047.3	970.2
Impairment, restructuring and other operating items, net	(6.7)	13.1	54.6	19.5	61.4	30.2
OCF	$1,100.6	$1,187.8	$1,240.5	$1,299.8	$1,271.8	$1,309.8

ARPU per cable customer relationship:
Liberty Global	$52.94	$54.58	$57.07	$57.43	$60.41	$58.73
U.K. & Ireland (Virgin Media)	£50.64	£50.29	£50.10	£50.73	£51.58	£51.11
Belgium (Telenet)	€54.43	€55.04	€55.07	€55.18	€54.90	€55.15
Switzerland	CHF 70.69	CHF 71.53	CHF 70.55	CHF 70.03	CHF 68.49	CHF 70.36
Continuing CEE	€16.01	€16.43	€16.36	€16.56	€16.75	€16.48

ARPU per mobile subscriber:
Excluding interconnect revenue	$14.35	$15.36	$15.59	$15.67	$14.80	$15.08
Including interconnect revenue	$17.97	$19.15	$19.83	$19.71	$18.60	$18.88
_______________

(i)
Includes amounts related to transactions between our continuing operations and Discontinued European Operations, which eliminations will no longer be recorded subsequent to the disposals of the Discontinued European Operations.

The following table provides a summary of selected quarterly information for the Discontinued European Operations for the past six quarters that gives pro forma effect to the adoption of ASU 2014-09 and reflects the retrospective changes of ASU 2017-07. For additional information concerning our discontinued operations and these accounting changes, see notes 2 and 4 to the condensed consolidated financial statements included in our 10-Q.

	Three months ended
Discontinued European Operations	March 31, 2017	June 30, 2017	September 30, 2017	December 31, 2017	March 31, 2018	June 30, 2018
	In millions, except ARPU amounts
Revenue:
Germany	$616.2	$642.1	$685.3	$702.3	$782.8	$728.9
Austria	92.5	96.1	103.2	104.1	109.7	108.8
Discontinued CEE (Hungary, Czech Republic & Romania)	136.2	146.6	156.6	162.5	170.3	164.8
Intersegment eliminations	(0.7)	(0.9)	(1.0)	(0.9)	(1.2)	(2.2)
Total revenue	$844.2	$883.9	$944.1	$968.0	$1,061.6	$1,000.3

OCF:
Germany	$381.6	$409.7	$440.5	$457.4	$492.1	$463.4
Austria	49.6	52.9	57.2	58.7	58.8	58.9
Discontinued CEE (Hungary, Czech Republic & Romania)	52.7	58.0	67.4	70.3	67.2	68.6
Intersegment eliminations(i)	8.4	9.3	10.5	11.6	9.0	9.6
Total OCF	$492.3	$529.9	$575.6	$598.0	$627.1	$600.5

Operating income	$208.7	$266.3	$307.0	$332.3	$372.7	$481.7
Share-based compensation expense	4.5	2.0	1.7	3.5	3.1	3.2
Depreciation and amortization	260.6	256.5	262.8	263.2	249.1	106.9
Impairment, restructuring and other operating items, net	18.5	5.1	4.1	(1.0)	2.2	8.7
OCF	$492.3	$529.9	$575.6	$598.0	$627.1	$600.5

ARPU per cable customer relationship:
Germany (Unitymedia)	€25.14	€25.45	€25.62	€25.77	€25.87	€26.15
Discontinued Other Europe (UPC Holding)	€19.72	€19.82	€19.88	€19.78	€19.89	€19.94
_______________

(i)
Includes amounts related to transactions between our continuing operations and Discontinued European Operations, which eliminations will no longer be recorded subsequent to the disposals of the Discontinued European Operations.